UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 7, 2006

WINSONIC DIGITAL MEDIA GROUP, LTD.
(Exact name of registrant as specified in its charter)

Nevada	000-32231	52-2236253
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Marietta Street, Suite 2600
Atlanta, Ga. 30303
(Address of principal executive offices) (Zip Code)

(404) 230-5705
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)  Appointment of Principal Officers.

(1) On June 7, 2006, Joseph A. Morris ("Mr. Morris") was appointed as Chief Operating Officer of Winsonic Digital Media Group, Ltd. (the "Company") by the approval of the Board of Directors of the Company.

(2) Mr. Morris has been Chief Operating Officer since his appointment on June 7, 2006.  Mr. Morris has exceptional organizational, analytical, communication and management skills. He has served as Chief Financial Officer, Director of Construction, Regional Vice President for an insurance/securities firm and Dean of Students/Assistant Headmaster for an educational institution during his professional career.

Prior to his appointment as Chief Operating Officer of the Company, Mr. Morris was the Chief Operating Officer for Automated Interiors, LLC, a wholly owned subsidiary of the Company.

(3) Mr. Morris entered into an at-will employment agreement (the "Employment Agreement") with the Company dated June 7, 2006, subject to Board approval.  Mr. Morris’ base salary is $150,000 per year and he is entitled to an annual incentive bonus with payout potential of 50% of base pay for achievement of annual target performance goals and payout potentials of 100% of base pay for achievement of annual stretch performance goals. Mr. Morris agreed to defer $6,724.96 per month of his base salary (plus $22,916.60 for the months of January through May of 2006) until the next funding occurs and the Company is on the OTCBB.

Mr. Morris received qualified incentive stock options to purchase 100,000 shares of common stock at an exercise price of $1.00 per share in accordance with the Company's Employee Stock Option Plan. 10% of the options vested immediately upon the signing of the Employment Agreement and the remaining options shall vest at the rate of 1/12th per month for 12 months.

Mr. Morris is eligible to participate in the Company's current benefit plans and will be able to participate in future benefit plans as they are implemented on terms similar to those offered to the Chairman of the Board and CEO. In addition, Mr. Morris will be entitled to four (4) weeks paid vacation per year.

Mr. Morris may engage in such personal, noncompetitive business, civic, charitable and/or religious activities as he may deem appropriate, provided that the activities do not materially interfere or conflict with his responsibilities to, or his ability to perform his duties of employment as a full-time employee under the Employment Agreement.

If Mr. Morris is terminated for Cause (as defined in the Employment Agreement) or resigns without Good Reason (as defined in the Employment Agreement), he will be entitled to severance of his base salary prorated through the date of termination. If Mr. Morris is terminated without Cause or resigns with Good Reason, he will be entitled to severance of his base salary and earned bonus for the year in which such termination occurs prorated through the date of such termination, plus continuation of base salary, benefits and target bonus for twelve (12) months thereafter.

Mr. Morris is required to keep all confidential and/or proprietary information as being strictly confidential and may not disclose such information except in the furtherance of the Company's business. In addition, Mr. Morris may not engage in or have any direct interest in any person, firm, corporation or business that is directly competitive with the business of the Company. However, Mr. Morris may own not more than 20% of the securities of any company, private or publicly traded.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1.	Employment Agreement for Joseph Morris dated June 7, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 28, 2006

WINSONIC DIGITAL MEDIA GROUP, LTD.

By:  /s/ Winston Johnson
Winston Johnson
Chairman/CEO/Director